Exhibit 10.233

RESACA EXPLOITATION, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

Optionee:

1.             Grant of Stock Option.  As of the Grant Date (identified in Section 19 below), Resaca Exploitation, Inc., a Texas corporation (the “Company”) hereby grants a Nonqualified Stock Option (the “Option”) to the Optionee (identified above), an Employee of the Company, to purchase the number of shares of the Company’s common stock, [$            ] par value per share (the “Common Stock”), identified in Section 19 below (the “Shares”), subject to the terms and conditions of this agreement (the “Agreement”) and the Resaca Exploitation, Inc. 2008 Stock Incentive Plan (the “Plan”).  The Plan is hereby incorporated herein in its entirety by reference.  The Shares, when issued to the Optionee upon the exercise of the Option, shall be fully paid and nonassessable.  The Option is not an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.             Substitution.  This Agreement is in substitution for the nonqualified stock option granted to the Optionee by Cano Petroleum, Inc., a Delaware corporation (“Cano”), under the Nonqualified Stock Option Agreement (the “Original Agreement”) dated                        (the “Original Grant Date”).  This substitution is by reason of the corporate transaction consummated pursuant to that certain Agreement and Plan of Merger, dated September 29, 2009 (the “Merger Agreement”), by and among the Company, Resaca Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), and Cano, under which Cano will merge with and into the Merger Sub and Cano will be the surviving corporation and subsidiary of the Company, effective as of the Closing Date (as defined in the Merger Agreement).  All rights under the Original Agreement are hereby cancelled upon execution of this Agreement.

3.             Definitions.           All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein. Section 19 sets forth meanings for certain of the capitalized terms used in this Agreement.

4.             Option Term.  The Option shall commence on the Grant Date and terminate on the tenth (10th) anniversary of the Original Grant Date. The period during which the Option is in effect and may be exercised is referred to herein as the “Option Period”.

5.             Option Price.  The Option Price per Share is identified in Section 19.

6.             Vesting.  In accordance with the terms of the Original Agreement, the Option is 100% vested and exercisable as of the Grant Date.  The Shares may be purchased at any time, in whole or in part, during the Option Period; provided, however, the Option may only be exercisable to acquire whole Shares.  The right of exercise provided herein shall be cumulative so that if the Option is not exercised to the maximum extent permissible after vesting, the vested portion of the Option shall be exercisable, in whole or in part, at any time during the Option Period.

7.             Method of Exercise.  The Option is exercisable by delivery of a written notice to the Secretary of the Company, signed by the Optionee, specifying the number of Shares to be acquired on, and the effective date of, such exercise.  The Optionee may withdraw notice of exercise of this Option, in writing, at any time prior to the close of business on the business day that immediately precedes the proposed exercise date.

8.             Method of Payment.  Subject to applicable provisions of the Plan, the Option Price upon exercise of the Option shall be payable to the Company in full either: (i) in cash or its equivalent; (ii) subject to prior approval by the Committee in its discretion, by tendering previously acquired Shares having an aggregate Fair Market Value (as defined in the Plan) at the time of exercise equal to the total Option Price; (iii) subject to prior approval by the Committee in its discretion, by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (iv) any other permitted method pursuant to the applicable terms and conditions of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to or on behalf of the Optionee, in the name of the Optionee or other appropriate recipient, Share certificates or other evidence of ownership for the number of Shares purchased under the Option.

9.             Restrictions on Exercise.  The Option may not be exercised if the issuance of such Shares or the method of payment of the consideration for such Shares would constitute a violation of any applicable federal or state securities or other laws or regulations, or any rules or regulations of any stock exchange on which the Common Stock is listed.  In addition, the Optionee understands and agrees that the Option cannot be exercised if the Company determines that such exercise, at the time of such exercise, will be in violation of the Company’s insider trading policy.

10.          Termination of Employment.  Voluntary or involuntary termination of Employment shall affect the Optionee’s rights under the Option as follows:

(a)           Termination for Cause.  If the Optionee’s Employment is terminated for Cause, then the Option shall expire at 5 p.m. CST on the date of termination of Employment to the extent not previously exercised by the Optionee.  For purposes of this Agreement, “Cause” shall mean (i) the Optionee’s gross negligence in the performance or intentional nonperformance of any of his duties and responsibilities (which remains uncured and continues for thirty (30) days after delivery of written notice); (ii) the Optionee’s dishonesty or fraud with respect to the business, reputation or affairs of the Company; (iii) the Optionee’s conviction of a felony or crime involving moral turpitude; (iv) the Optionee’s debilitating drug or alcohol abuse as determined by a qualified physician; (v) the Optionee’s material breach of any provisions of an employment, consulting or service agreement between the Company and the Optionee; or (vi) the Optionee’s material violation of any written Company policy (which remains uncured or continues thirty (30) days after delivery of written notice).

(b)           Death or Disability.  If the Optionee’s Employment is terminated due to death or Disability, then the Option shall expire at 5 p.m. CST on the one (1) year anniversary date of the termination of Employment date to the extent not previously exercised by the Optionee or, in the case of death, by the personal representative of his estate, the person who acquired the right to exercise the Option by bequest or inheritance, or the beneficiary named pursuant to a valid beneficiary designation, or, in the case of Disability, by the Optionee or the Optionee’s legal representative.  In no event may the Option be exercised by anyone on or after the earlier of (i) the expiration of the Option Period or (ii) one (1) year after the date of termination of Employment due to the Optionee’s death or Disability.  For purposes of this Agreement, “Disability” shall mean the Optionee is qualified for long-term disability benefits under the Company’s or a subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Optionee is not eligible to participate in such plan or policy, that the Optionee, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder which prevents the Optionee from performing his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Company, based upon medical reports or other evidence satisfactory to the Committee; provided that, in the event this Agreement is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, then the definition of “Disability” for purposes of this Agreement shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

(c)           Other Involuntary Termination.  If the Optionee’s Employment is terminated for any reason other than for Cause, death or Disability, then the Option shall expire to the extent not previously exercised at 5 p.m. CST on the date which is ninety (90) days after such termination date.  In no event may the Option be exercised by anyone after the earlier of (i) the expiration of the Option Period or (ii) ninety (90) days after the termination of Employment date even if the Optionee becomes deceased during such period.

11.          Independent Legal and Tax Advice.  The Optionee acknowledges that the Company has advised the Optionee to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

12.          Reorganization of Company.  The existence of the Option shall not affect  in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

13.          Adjustment of Shares.  In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company, appropriate adjustments shall be made to the terms and provisions of the Option as provided in the Plan.

14.          No Rights in Shares.  The Optionee shall have no rights as a shareholder in respect of the Shares until the Optionee becomes the record holder of such Shares.

15.          Investment Representation.  The Optionee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with any federal or state securities law.  Moreover, any stock certificate for any Shares issued to the Optionee hereunder may contain a legend restricting their transferability as determined by the Company in its discretion.  The Optionee agrees that the Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of Shares hereunder to comply with any law, rule or regulation that applies to the Shares subject to the Option.

16.          No Guarantee of Employment.  The Option shall not confer upon the Optionee any right to continued employment with the Company or any affiliate thereof.

17.          Withholding of Taxes.  The Company shall have the right to (a) make deductions from the number of Shares otherwise deliverable upon exercise of the Option in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (b) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

18.          General.

(a)           Notices.  All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable.  Notices shall be effective upon receipt.

(b)           Shares Reserved.  The Company shall at all times during the Option Period reserve and keep available under the Plan such number of Shares as shall be sufficient to satisfy the requirements of this Option.

(c)           Transferability of Option.  The Option is transferable only to the extent permitted under the Plan at the time of transfer by will or by the laws of descent and distribution.

(d)           Amendment and Termination.  No amendment, modification or termination of this Agreement shall be made at any time without the written consent of the Optionee and the Company.

(e)           No Guarantee of Tax Consequences.  The Company makes no commitment or guarantee that any tax treatment will apply or be available to the Optionee or any other person.  The Optionee has been advised, and provided with the opportunity, to obtain independent legal and tax advice regarding the grant and exercise of the Option and the disposition of any Shares acquired thereby.

(f)            Severability.  In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

(g)           Supersedes Prior Agreements.  This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Optionee regarding the grant of the Options covered hereby, including without limitation, the Original Agreement.

(h)           Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas, without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.

19.          Definitions and Other Terms.  The following capitalized terms shall have those meanings set forth opposite them:

(a)	Optionee:

(b)	Grant Date:

(c)	Shares:	( ) Shares of the Company’s Common Stock.

(d)	Option Price:	($ ) per Share.

(e)	Option Period:	through (until 5:00 p.m. CST).

[Signature page follows.]

IN WITNESS WHEREOF, the Company, as of the Grant Date, has caused this Agreement to be executed on its behalf by its duly authorized officer and the Optionee has hereunto executed this Agreement as of the same date.

RESACA EXPLOITATION, INC.

By:

Name:

Title:

Address for Notices:

Resaca Exploitation, Inc.
1331 Lamar Street, Suite 1450
Houston, TX 77010
Attn: General Counsel

OPTIONEE

Signature

Address for Notices: